SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2001

Derma Sciences, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 100
Princeton, NJ 08540
(609) 514-4744
(Address including zip code and telephone
number, of principal executive offices)

Item 5. Other Events

        Following meetings between Derma Sciences, Inc. (the “Registrant”) and Beverly Enterprises, Inc. (“Beverly”), the Registrant was notified on March 1, 2001 that Beverly had declined to exercise its option to renew for an additional year Beverly’s contract for the purchase of Registrant’s skin care products (the “Beverly Contact”). The term of the Beverly Contract runs from June 1, 1999 through May 31, 2001. During 1999 and 2000, Registrant’s net revenues attributable to the Beverly Contract were approximately $500,000 and $1,250,000, respectively.

        Due to aggressive pricing and non-recurring implementation costs, Registrant’s net profits derived from the Beverly Contract have been minimal. While non-renewal of the Beverly Contract will adversely impact sales in 2001, no near term adverse impact on profitability is expected.

        For further information about the Beverly Contract, please refer to the Registrant’s Current Report on Form 8-K dated June 4, 1999 and filed June 9, 1999.

        Statements contained in this document that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Registrant’s actual results and could cause such results to differ materially from any forward-looking statements which may be made in this document or which are otherwise made by or on behalf of the Registrant. Factors which may affect the Registrant’s results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Registrant’s actual results and forward-looking statements include, but are not limited to, those discussed in the Registrant’s filings with the Securities and Exchange Commission.

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.

Date: March 27, 2001	By: /s/ John E. Yetter John E. Yetter, CPA Vice President and Chief Financial Officer